Exhibit 5.1

[Letterhead of David J. Lubben]

December 20, 2005

Board of Directors

UnitedHealth Group Incorporated

9900 Bren Road East

Minnetonka, Minnesota 55343

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is being delivered in connection with a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the sale by UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), of up to 10,864,668 shares of the Company’s common stock, $0.01 par value per share (the “Stock”), issuable upon the exercise from time to time of stock options and shares granted pursuant to the PacifiCare Health Systems, Inc. stock option and equity incentive plans (collectively, the “Plans”), which were assumed by the Company in connection with the merger of PacifiCare Health Systems, Inc. and Point Acquisition LLC.

As General Counsel of the Company, I am familiar with the affairs of the Company. In addition, my staff and I have examined such documents, including resolutions adopted by the Board of Directors with respect to the Registration Statement and the Stock, and have reviewed such questions of law as I have deemed necessary for the purposes of rendering the opinion set forth below.

In rendering this opinion, I have assumed, with respect to all parties to agreements or instruments relevant hereto (other than the Company) that: (i) such parties had or will have the requisite power and authority (corporate and otherwise) to execute, deliver and perform such agreements or instruments; (ii) such agreements or instruments have been or will have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties; and (iii) such agreements and instruments are or will be the valid, binding and enforceable obligations of such parties.

Based on the foregoing, I am of the opinion that the Stock has been duly authorized by all requisite corporate action and, upon issuance, delivery and payment therefore in accordance with the Plans, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Dated: December 20, 2005

Very truly yours,

/s/ David J. Lubben
David J. Lubben
General Counsel & Secretary